Exhibit 4.9

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), is made as of [ ], 2024, by and among Newsmax Inc., a Florida corporation (the “Company”), and the purchasers hereto (each a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, the Company has determined to engage in an offering under Rule 506(c) of Regulation D under the Securities Act (as defined below) that permits general solicitation or general advertising in an offering of securities.

WHEREAS, the Company is offering up to thirty thousand (30,000) shares (the “Shares”) of its Series B Convertible Preferred Stock (the “Series B Preferred Stock”) at a purchase price of five thousand dollars ($5,000) per Share, for an aggregate of up to one hundred fifty million dollars ($150,000,000) in gross proceeds to the Company, in each case, as may be further increased pursuant to Section 1.3 hereof (the “Offering”). At the Company’s sole discretion, the Maximum Amount may be increased by up to fifty percent (50%), for an aggregate of two hundred twenty-five million dollars ($225,000,000) in gross proceeds to the Company (the “Maximum Amount”).

WHEREAS, the minimum investment by each Purchaser shall be five thousand dollars ($5,000), or one (1) Share.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale of Preferred Stock.

1.1 Sale and Issuance of Preferred Stock.

(a) The Company has adopted and filed with the Secretary of State of the State of Florida a Certificate of Designation with respect to the Shares in the form of Exhibit B attached hereto (the “Series B COD”).

(b) Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase, and the Company agrees to sell and issue to each Purchaser at the Closing (as defined below), that number of shares of Series B Preferred Stock set forth opposite such Purchaser’s name on Exhibit A, at a purchase price of $5,000 per Share (the “Purchase Price”).

1.2 Closing; Delivery.

(a) The initial purchase and sale of the Shares offered shall take place as proceeds are received and accepted by the Company, remotely via the exchange of documents and signatures, on the date hereof, or at such other time and place as the Company determines (which time and place are designated as the “Initial Closing”). In the event there is more than one closing, (i) the term “Closing” shall apply to the Initial Closing and each such subsequent closing unless otherwise specified and (ii) the time and place of each such subsequent closing shall be determined by the Company in its sole discretion.

(b) At each Closing, the Company shall deliver to each Purchaser, or cause to be registered in book-entry form with its transfer agent, a certificate representing the Shares being purchased by such Purchaser at such Closing, against payment of the Purchase Price therefor by check payable to the Company, by wire transfer to a bank account designated by the Company, or any combination thereof. The purchase price received by the Company prior to a Closing shall be held in an escrow account at Wilmington Trust, National Association (the “Escrow Agent”) and shall not be released from such account and become available to the Company until satisfaction of all of the conditions to the applicable Closing set forth in Sections 4.1 through 4.5, inclusive.

1.3 Sale of Additional Shares. After the Initial Closing, the Company may from time to time sell, on the same terms and conditions as those contained in this Agreement, additional Shares (the “Additional Shares”), up to a total not to exceed the Maximum Amount (subject to appropriate adjustment in the event of any stock dividend, forward or reverse stock split, combination or recapitalization affecting the Securities), at the sole discretion of the Company, to one or more purchasers (the “Additional Purchasers”); provided that each Additional Purchaser shall become a party to the Transaction Documents (as defined below), by executing and delivering a counterpart signature page to each of the Transaction Documents to which it is to become a party. Thereafter, each Additional Purchaser shall be deemed a “Purchaser” for all purposes hereunder. No action or consent by the Purchasers shall be required for such joinder to this Agreement by such Additional Purchasers, so long as each such Additional Purchaser has agreed in writing to be bound by all of the obligations as a “Purchaser” hereunder. Exhibit A to this Agreement shall be updated to reflect the number of Additional Shares purchased at each such Closing and the parties purchasing such Additional Shares.

1.4 Use of Proceeds. In accordance with the directions of the Company’s Board of Directors, the Company will use the net proceeds from the sale of the Shares as set forth in the PPM (as defined below).

1.5 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

(b) “Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) Conversion Securities, and (c) equity securities of the Company issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Purchaser, or their respective successors or permitted transferees or assigns. For purposes of calculating the number of shares of Capital Stock held by a Purchaser (or any other calculation based thereon) for purposes of this Agreement, all Shares shall be deemed to have been converted into Conversion Securities at the then-applicable conversion ratio.

(c) “Certificate of Incorporation” means the Certificate of Incorporation of the Company, as may be amended, restated or otherwise modified from time to time, including the Existing Certificates of Designation.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means the Company’s Class A Common Stock and Class B Common Stock, par value $0.001 per share.

(f)   “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, and licenses in, to and under any of the foregoing, as are necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(g) “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in a business competitive with the business of the Company.

(h) “Conversion Securities” means the Class B Common Stock of the Company issuable upon the conversion of the Series B Preferred Stock.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(j) “Existing Certificates of Designation” means, collectively, the Series A Certificate of Designation, Series A-1 Certificate of Designation, Series A-2 Certificate of Designation and Series A-3 Certificate of Designation.

(k) “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge of the Chief Executive Officer of the Company after reasonable inquiry.

(l) “Material Adverse Effect” means any event, occurrence, fact, condition or change that individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on (i) the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company or (ii) on the ability of the Company to consummate the transactions contemplated by this Agreement and the other Transaction Documents or on the Company’s ability to perform its obligations hereunder and thereunder.

(m) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(n) “PPM” means the Company’s private placement memorandum dated as of June 4, 2024.

(o) “Preferred Stock” means the Company’s Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series B Preferred Stock, each with a par value $0.001 per share.

(p) “Purchaser” means each of the Purchasers who are initially a party to this Agreement, any Additional Purchaser who becomes a party to this Agreement pursuant to Subsection 1.3, and any one of them, as the context may require.

(q) “Qualified IPO” means an initial public offering of capital stock the Company, including without limitation, a public offering of securities pursuant to Regulation A promulgated under the Securities Act.

(r)   “SEC” means the U.S. Securities and Exchange Commission.

(s)   “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(t) “Series A Certificate of Designation” means that certain Certificate of Designation of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Florida on April 24, 2024 (as amended, restated or otherwise modified from time to time).

(u) “Series A-1 Certificate of Designation” means that certain Certificate of Designation of Series A-1 Convertible Preferred Stock, filed with the Secretary of State of the State of Florida on April 24, 2024 (as amended, restated or otherwise modified from time to time).

(v) “Series A-2 Certificate of Designation” means that certain Certificate of Designation of Series A-2 Convertible Preferred Stock, filed with the Secretary of State of the State of Florida on April 24, 2024 (as amended, restated or otherwise modified from time to time).

(w) “Series A-3 Certificate of Designation” means that certain Certificate of Designation of Series A-2 Convertible Preferred Stock, filed with the Secretary of State of the State of Florida on April 24, 2024 (as amended, restated or otherwise modified from time to time).

(x) “Shareholders Agreement” means the Shareholders Agreement, by and among the Company and its shareholders, as amended, restated or otherwise modified from time to time.

(y) “Transaction Documents” means this Agreement, the Series B COD, the Registration Rights Agreement, Shareholders Agreement, and the Subscription Booklet relating to the Offering.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that the following representations are true and complete as of the date hereof and will be true and complete as of the date of each Closing, except as otherwise indicated herein.

2.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in the state in which it maintains its principal place of business and in each other jurisdiction in which it is required to be so qualified, except where the failure to so qualify would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

2.2 Capitalization.

(a) The authorized capital of the Company consists, immediately prior to the Initial Closing, of: (A) 80,000 shares of Common Stock, of which (i) 20,000 shares have been designated Class A Common Stock and (ii) 60,000 shares have been designated Class B Common Stock and (B) 65,929.44 shares of Preferred Stock, of which (i) 646 shares have been designated Series A Preferred Stock, (ii) 1,223 shares have been designated Series A-1 Preferred Stock, (iii) 2,647 shares have been designated Series A-2 Preferred Stock, (iv) 1,413.44 shares have been designated Series A-3 Preferred Stock, and (v) 60,000 shares have been designated as Class B Preferred Stock, each with a par value of $0.001 per share. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and are nonassessable and are not subject to preemptive rights (other than those that have or will be validly waived on or prior to the Closing).

(b) As of the date hereof, the Company has reserved 240 shares of Class B Common Stock for issuance of options (the “Options”) to officers, directors, employees and consultants of the Company pursuant to its Equity Incentive Plan (the “Stock Plan”) duly adopted by the Company’s Board of Directors and approved by the holders of a majority of the issued and outstanding shares of Class A Common Stock of the Company. For the avoidance of doubt, the number of reserved shares of Class B Common Stock for issuance under the Stock Plan may be increased, decreased or otherwise adjusted in accordance with the Stock Plan and applicable law. Except for the Options and the Preferred Stock, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests (other than those that have or will be validly waived on or prior to the Closing Date).

2.3 Subsidiaries. Except for Newsmax Broadcasting, LLC, Crown Atlantic Insurance, LLC, Humanix Publishing, LLC, Medix Health LLC, ROI Media Strategies, LLC and Newsmax Radio LLC (each, a “Subsidiary” and collectively, the “Subsidiaries”), the Company does not, as of the date hereof, have any other subsidiaries and does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

2.4 Authorization. All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into the Transaction Documents, and to issue the Shares at each Closing, including the Initial Closing, and the Conversion Securities issuable upon conversion of the Shares, has been taken or will be taken prior to each applicable Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of the Company under the Transaction Documents to be performed as of each Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to such Closing. The Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5 Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, the Certificate of Incorporation, or applicable state and federal securities laws, and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in Subsection 2.6 below, the Shares will be issued in compliance with all applicable federal and state securities laws. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance, in accordance with the terms of the COD, the Conversion Securities will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, and subject to Subsection 2.6 below, the Conversion Securities will be issued in compliance with all applicable federal and state securities laws.

2.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (a) the filing of the COD, which will have been filed as of the Initial Closing and (b) filings by the Company pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.7 Litigation. Other than as set forth in the PPM, there is no material claim, action, suit, proceeding, arbitration or investigation or regulatory or governmental inquiry pending or, to the Company’s knowledge, currently threatened in writing or otherwise overtly threatened against the Company. To the Company’s knowledge, the Company is not named as subject to the provisions of any material order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

2.8 Intellectual Property. The Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all material Company Intellectual Property without any conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no material outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted.

2.9 Compliance with Other Instruments and Law. The Company is not in violation, breach or default (a) of any provisions of its Certificate of Incorporation, the Series B COD or Bylaws, (b) of any instrument, judgment, order, writ or decree, (c) under any credit agreement, loan, note, indenture, mortgage or other debt instrument or agreement, (d) under any material lease, agreement, contract, agreement or purchase order to which it is a party or by which it is bound, except for any such violations, breaches or defaults which, individually or in the aggregate, would not have a Material Adverse Effect. The Company is currently in compliance, and has in the past complied, with all provisions of federal, state and other statutes, rules, regulations or laws applicable to the Company, except for any such violations which, individually or in the aggregate, would not have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any violation, breach or default (a) of any provision of the Certificate of Incorporation, the Series B COD or Bylaws, (b) of any instrument, judgment, order, writ or decree, (c) under any credit agreement, loan, note, indenture, mortgage or other debt instrument or agreement, (d) under any material lease, agreement, contract, agreement or purchase order to which the Company is a party or by which it is bound, or (e) of any provision of federal, state or other statute, rule, regulation or law applicable to the Company, except as would not, individually or in the aggregate, have a Material Adverse Effect.

2.10 Rights of Registration. The Conversion Securities shall not be registered upon issuance and are subject to Rule 144 under the Securities Act, however they may have such registration rights with regard to future registrations of the Company’s securities pursuant to the Securities Act but not including any offering of the Company’s securities pursuant to Regulation A utilizing Form 1-A or registrations on Form S-4 or Form S-8 or similar successor forms as provided in the Registration Rights Agreement, in the form attached hereto as Exhibit C.

2.11 Property. Except as disclosed in the Financial Statements, the property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent, liens granted to the lenders under the Company’s existing line of credit, liens granted to cash flow financing providers, and any other liens or encumbrances that, in the aggregate, are immaterial in nature and arose in the ordinary course of business and that do not and will not materially impair the Company’s ownership or use of its property or assets or have a Material Adverse Effect. With respect to the property and assets it leases, the Company is in compliance in all material respects with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.12 Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid, except as would not, individually or in the aggregate, have a Material Adverse Effect. There are no material accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no material examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency currently pending or that have occurred in the last three years. The Company has duly and timely filed all material federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.13 Financial Statements. The Company has included as exhibits to the PPM, a copy of the audited consolidated financial statements of the Company and notes thereto as of and for the year ended December 31, 2022 (“Company Audited Financial Statements”) and a copy of the balance sheet and summary income statement of the Company as of and for the year ended ending December 31, 2023 (“Company Unaudited Balance Sheet”) (collectively, the Company Audited Financial Statements and the Company Unaudited Balance Sheet shall be referred to herein as the “Financial Statements”). The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities, obligations and commitments incurred in connection with the operation of the Company’s business in the ordinary course of business subsequent to December 31, 2023; and (ii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, and which, in all such cases, individually and in the aggregate, would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.14 Absence of Certain Changes. Since December 31, 2023, there has not been any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

2.15 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, except as would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.16 Books and Records. The books of account and other financial records of the Company (1) are accurate, complete, and correct in all material respects; (2) accurately and fairly reflect all transactions and dispositions of assets in all material respects; and (3) have been maintained in accordance with sound business practices in all material respects, including the maintenance of adequate internal accounting controls, which, without limitation, are reasonably designed to provide assurance that transactions are executed as documented in the books of account and other financial records, and that access to assets (including disposition of assets) is permitted only in accordance with management’s general or specific authorization.

2.17 Data Privacy. In connection with its collection, storage, transfer and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Private Information”), the Company is and has been in compliance in all material respects with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party or to which it is subject. The Company takes all steps reasonably necessary (including implementing and monitoring compliance with technical, organizational and administrative security measures) to protect Private Information against loss and against unauthorized access, use, modification, disclosure or other misuse. In the past three (3) years, there has been no modification, disclosure or other misuse of, nor to the Company’s knowledge, any unauthorized access to any Private Information, nor has there been any breach in security of any of the information systems used to store or otherwise process any Private Information. The Company is not subject to any material complaints, lawsuits, proceedings, audits, investigations or claims by any private party, the Federal Trade Commission, any state attorney general or similar state official, or any other governmental authority, foreign or domestic, regarding its collection, use, storage, disclosure, transfer or maintenance of any Private Information and, to the Company’s knowledge, there are no such complaints, lawsuits, proceedings, audits, investigations or claims pending or threatened in writing or otherwise overtly threatened.

2.18 Employment Matters.

(a) The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its employees. There has not been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b) Except as disclosed in the Financial Statements, all persons employed by the Company are employees at will and there are no contracts between the Company and any employee of the Company, including employment agreements, loans or promissory notes, change in control agreements, stay agreements or separation pay agreements.

(c) Except as disclosed herein or in the Financial Statements, there are no long term incentive arrangements, stock options, stock appreciation rights, bonus agreements or stock purchase plans or other equity related grants (“Equity Grants”) of any kind in favor of any employees of the Company.

(d) The Company is in compliance in all material respects with all applicable laws pertaining to employment and employment practices (including the WARN Act) to the extent they relate to employees of the Company; and there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to the knowledge of the Company, threatened in writing or otherwise overtly threatened to be brought or filed, by or with any governmental authority or arbitrator in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable laws.

2.19 Insurance. The Company maintains insurance with reputable insurers in such amounts and with such coverages as the Company has reasonably determined to be prudent in accordance with industry standards. All such insurance policies currently maintained are in full force and effect on the date of this Agreement and all premiums due on all insurance policies have been paid, except as would not, individually or in the aggregate, have a Material Adverse Effect. There are no material outstanding unpaid claims under any such insurance policies, and the Company has not received any refusal of coverage under such insurance policies nor has it been notified of any reservation of rights by any insurance carrier with respect to any claim under such insurance policies.

2.20 Investment Company. The Company is not, and after giving effect to the issuance of the Shares and the application of the proceeds therefrom as contemplated by this Agreement, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended, nor will the Company be required to register as an “investment company” under the Investment Company Act of 1940, as amended.

3. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that as of the date hereof and as of the date of each Closing at which such Purchaser acquires Shares pursuant hereto:

3.1 Authorization; Enforceability. If Purchaser is an entity, Purchaser is duly organized or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be. Such Purchaser has full power and authority to enter into the Transaction Documents to which it is a party. Such Transaction Documents, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2 Compliance with Other Instruments and Law. Purchaser is not in violation, breach or default (a) of any provisions of its governing documents, (b) of any instrument, judgment, order, writ or decree, (c) under any credit agreement, loan, note, indenture, mortgage or other debt instrument or agreement, (d) under any material lease, agreement, contract, agreement or purchase order to which it is a party or by which it is bound, except for any such violations, breaches or defaults which, individually or in the aggregate, would not have a Material Adverse Effect. Purchaser is currently in compliance, and has in the past complied, with all provisions of federal, state and other statutes, rules, regulations or laws applicable to the Company, except for any such violations which, individually or in the aggregate, would not have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any material violation, breach or default (a) of any provision of its governing documents, (b) of any instrument, judgment, order, writ or decree, (c) under any credit agreement, loan, note, indenture, mortgage or other debt instrument or agreement, (d) under any material lease, agreement, contract, agreement or purchase order to which Purchaser is a party or by which it is bound, or (e) of any provision of federal, state or other statute, rule, regulation or law applicable to Purchaser.

3.3 Purchase for Own Account; Knowledge of Investment and its Risks.

(a) This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of federal, state or other applicable securities laws, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

(b) Purchaser has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Purchaser’s purchase of the Shares. Purchaser understands that an investment in the Company represents a high degree of risk and there is no assurance that the Company’s business or operations will be successful. Purchaser has considered carefully the risks attendant to an investment in the Company, and that, as a consequence of such risks, Purchaser could lose Purchaser’s entire investment in the Company.

3.4 Disclosure of Information. The Purchaser has received a copy of and reviewed the PPM and has access to the Company’s Financial Statements, has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the Offering with the Company’s management, and has reviewed and considered the Risk Factors set forth in the PPM. Purchaser further represents that Purchaser has had an opportunity to ask questions of, and receive answers from, the Company regarding the business, properties, prospects and financial condition of the Company. All such questions have been answered to Purchaser’s full satisfaction. In entering into this Agreement, Purchaser relied solely upon the results of its own independent investigation and verification and the Company’s statements, representations, warranties, or agreements expressly contained in this Agreement. Other than as set forth above, Purchaser has not relied upon the Company’s any placement agents’ or any other person’s statement, representation, warranty or agreement in entering into this Agreement. The Purchaser has consulted his, her or its own legal, tax, financial, investment and other advisors in connection with such Purchaser’s execution and delivery of this Agreement to the extent such Purchaser has deemed appropriate and such Purchaser’s investment in the Shares to be acquired by such Purchaser pursuant to this Agreement, and acknowledges that the Company is giving no such legal, tax, financial or investment advice to the Purchaser.

3.5 Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser may be required to hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Except as provided under the Registration Rights agreement contemplated herein, the Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company may not be able to satisfy. The Purchaser understands that this offering is not intended to be part of a public offering, and that the Purchaser will not be able to rely on the protection of Section 11 of the Securities Act.

3.6 No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.7 Legends. The Purchaser understands that the Shares may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

(a) Any other legend set forth in, or required by, this Agreement or any other Transaction Document.

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

3.8 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Purchaser acknowledges that he/she/it will be required to provide verification of their accredited investor status.

3.9 Disqualification Events. No “bad actor” disqualification event is applicable to the Purchaser or, to the Purchaser’s knowledge, any Person, with respect to such Purchaser as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, listed in the first paragraph of Rule 506(d)(1), except for a disqualification event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

3.10 General Solicitation. Purchaser acknowledges that this offering is being made in reliance on the provision by the SEC that permits general solicitation or general advertising in an offering under Rule 506(c) based on the Securities and Exchange Commission Rule dated July 24, 2013 titled: “Eliminating the Prohibition against General Solicitation and General Advertising in Rule 506 and Rule 144A Offerings.”

3.11 Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A. If the Purchaser is a partnership, corporation, limited liability company or other entity, then the Purchaser’s principal place of business is in the state or province identified in the address of the Purchaser set forth on Exhibit A.

3.12 Reliance by the Company. Purchaser acknowledges that the Company will be relying on the representations and warranties of the Investor made above for purposes of compliance with all applicable securities laws and any applicable exemptions from registration requirements thereunder, and otherwise, and consents to the Company’s reliance on such representations and warranties.

3.13 Anti-Money Laundering Matters. The Purchaser is in all material respects compliance with all applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), the U.S. Bank Secrecy Act (the “BSA”) and any other anti-money laundering laws and applicable regulations adopted to implement the provisions of such laws and applicable to the Purchaser, including, if applicable, policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the BSA. Neither the Purchaser, nor any holder of any beneficial interest in the Shares (each a “Beneficial Owner”) is or will be:

(a) a person or entity listed in the Annex to Executive Order 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), which is posted on the website of the U.S. Department of Treasury (http://www.treas.gov);

(b) named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control (OFAC), which is posted on the website of the U.S. Department of Treasury (http://www.treas.gov);

(c) a Designated National as defined in the Cuban Assets Control Regulations, 31 CFR Part 515;

(d) a Foreign Shell Bank;

(e) a person resident in or whose subscription funds are transferred from or through an account in a Non-Cooperative Jurisdiction; or

(f)   a person resident in a jurisdiction designated by the U.S. Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money-laundering concerns.

The Purchaser agrees to promptly notify the Company of any material change in any information affecting this representation and warranty. Neither the Purchaser nor any Beneficial Owner is a senior foreign political figure, which means a current or former senior official in the executive, legislative, administrative, military, or judicial branches of a foreign government (whether or not elected), a senior official of a major foreign political party, or a senior executive of a foreign government-owned commercial enterprise. This restriction on senior foreign political figures also applies to any immediate family member of such figure (a spouse, parent, sibling, child, or a spouse’s parent, sibling or child) or close associate of such figure (a person who is publicly known to maintain, or who actually maintains, a close personal or professional relationship with such individual). No portion of the purchase price: (i) does or will originate from, nor will it be routed through, an account maintained at a Foreign Shell Bank, an “offshore bank”, or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction, (ii) has been or will be derived from, or related to, any activity that is deemed criminal under applicable law, or (iii) causes or will cause the Company, or any of its affiliates to be in violation of the BSA, the U.S. Money Laundering Control Act of 1986 or the U.S. International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001. The Purchaser is not otherwise prohibited from investing in the Company pursuant to applicable anti-money laundering, anti-bribery and corruption, antiterrorist or asset or exchange control laws, regulations, rules or orders. The Purchaser acknowledges and agrees that if at any time it is discovered that any of the representations in this Subsection 3.13 are incorrect in any material respect, or if otherwise required by applicable law related to money laundering, anti-bribery and corruption, antiterrorism or asset or exchange controls and similar activities, the Company may, in its sole discretion, undertake appropriate actions to ensure compliance with applicable law, including but not limited to freezing, segregating or withdrawing the Purchaser’s interest in the Company. The Purchaser agrees to provide to the Company any additional information or documentation that the Company reasonable deems necessary or appropriate to ensure compliance with all applicable laws concerning money laundering, anti-bribery and corruption, antiterrorism or asset or exchange controls and similar activities. The Purchaser shall promptly notify the Company if any of the representations in this Subsection 3.13 cease to be true and accurate in any material respect.

4. Conditions to the Purchasers’ Obligations at Closing. The obligations of each Purchaser to purchase Shares at the Initial Closing or any subsequent Closing, as applicable, are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct as of such Closing as if made on the date of such Closing, and, subsequent to the execution of this Agreement, no event, occurrence, fact, condition or change shall have occurred that individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company.

4.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.4 Certificate of Designations. The Series B COD shall continue to be in full force and effect as of the Closing.

4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to any Purchasers at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of such Purchaser contained in Section 3 shall be true and correct in all respects as of such Closing.

5.2 Performance. Such Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Purchaser on or before each applicable Closing.

5.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required to be obtained by such Purchaser in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of each applicable Closing.

6. “Market Stand-Off” Agreement.

(a) Agreement to Lock-Up. Each Purchaser hereby agrees that, in connection with a Qualified IPO of the Company, it will enter into a lock-up agreement in customary form and subject to customary exceptions pursuant to which such Purchaser will agree that it will not, during the period commencing on the date of the final prospectus or offering circular relating to a Qualified IPO and ending on the date specified by the managing underwriter or lead placement agent, not to exceed 180 days from the date of the final prospectus or offering circular relating to the Qualified IPO (unless reasonably requested by the managing underwriter or lead placement agent in order to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, pursuant to any applicable the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto): (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement or offering statement for the Qualified IPO; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 6 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters, placement agents and selling agents, if any, in connection with the Qualified IPO are intended third-party beneficiaries of this Section 6 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Purchaser agrees to execute such agreements as may be reasonably requested by the underwriters, placement agents or selling agents in the Qualified IPO that are consistent with this Section 6 or that are necessary to give further effect thereto.

(b) Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Shares of each Purchaser (and transferees and assignees thereof) until the end of such restricted period.

7. Confidentiality. Each Purchaser agrees that such Purchaser will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement or any of the other Transaction Documents, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 7 by such Purchaser), (b) is or has been independently developed or conceived by the Purchaser without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Purchaser by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Purchaser may disclose confidential information: (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any existing Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Purchaser in the ordinary course of business, provided that such Purchaser informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iii) as may otherwise be required by law, provided that the Purchaser promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

8. Miscellaneous.

8.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall not survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

8.2 Successors and Assigns.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Any successor or permitted assignee of any Purchaser shall deliver to the Company and the Purchasers, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Florida. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Florida, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

8.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) following written or electronic confirmation of delivery and receipt by the recipient, if sent by electronic mail (which sending by electronic mail shall promptly be followed by a copy sent by mail as provided in Section (c) below), (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid (which sending by mail shall promptly be followed by the sending of a copy by electronic mail as provided in clause (b) above), or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt (which sending by overnight courier shall be promptly be followed by the sending of a copy by electronic mail as provided in clause (b) above). All communications shall be sent to the respective parties at their addresses as set forth on Exhibit A, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such e-mail address, or address as subsequently modified by written notice given in accordance with this Subsection 8.6.

8.7 Fees. The parties acknowledge that the Company has entered into an Engagement Letter with Digital Offering LLC (“Digital Offering”), pursuant to which the Company shall pay to Digital Offering or its designees, with regard to sales of Shares sold in the Offering, a placement agent fee in cash equal to six percent (6%) and shall issue to Digital Offering a three-year warrant exercisable for a number of Shares equal to the quotient of (i) two percent (2%) of the dollar amount of all of the Shares sold by the Company in the Offering divided by (ii) the price per share paid by investors for Shares sold in the Offering. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees or representatives is responsible.

8.8 Amendments and Waivers. Except as set forth in Subsection 1.3 of this Agreement, any term of this Agreement may be amended, terminated or waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company, and (a) the holders of at least a majority of the then-outstanding Shares, or (b) for an amendment, termination or waiver effected prior to the Initial Closing. Any amendment or waiver effected in accordance with this Subsection 8.8 shall be binding upon the Purchasers and each transferee of the Shares (or the Conversion Securities issuable upon conversion thereof), each future holder of all such securities, and the Company.

8.9 Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement or any of the other Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or any of the other Transaction Documents. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or to create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any other Transaction Document. Each Purchaser confirms that it has independently participated in the negotiation of the transactions contemplated hereby. All rights, powers and remedies provided to the Purchasers under this Agreement or otherwise available in respect thereof at law or in equity shall be cumulative and not alternative or exclusive, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party or any other party.

8.10 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

8.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.12 Entire Agreement. This Agreement (including any Exhibits hereto), the Series B COD, the PPM and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.13 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SHARES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.14 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Company shall be entitled to specific performance of the agreements and obligations of the Purchaser hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which the Company may be entitled at law or in equity.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has executed this Purchase Agreement as of the date first written above.

COMPANY:

NEWSMAX INC.

By:
Name:	Christopher Ruddy
Title:	Chief Executive Officer

PURCHASER SIGNATURE PAGE

By executing the Subscription Booklet, each Purchaser is deemed to have executed the Purchase Agreement.

EXHIBITS

Exhibit A   SCHEDULE OF PURCHASERS

Exhibit B - CERTIFICATE OF DESIGNATION OF SERIES B CONVERTIBLE PREFERRED STOCK

Exhibit C - REGISTRATION RIGHTS AGREEMENT

EXHIBIT A

SCHEDULE OF PURCHASERS

EXHIBIT B

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT